Exhibit 99.1 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Molly Schlax Date May 8, 2014 Telephone +1 312 729 3661 Email molly.schlax@fleishman.com Jones Lang LaSalle Income Property Trust Announces Q1 2014 Earnings Call Chicago (May 8, 2014) – Jones Lang LaSalle Income Property Trust, Inc. (the “Company”), an institutionally- managed, non-listed, daily valued perpetual life REIT, will hold a public earnings call on Tuesday, May 13, 2014 at 10:00 a.m. CDT to review first quarter 2014 operating and financial results. Allan Swaringen, Chief Executive Officer, and Gregg Falk, Chief Financial Officer will present an overview of recent economic events that directly influence the business of the Company and commercial real estate markets, along with a detailed review of the financial performance and more noteworthy accomplishments of the quarter. Date: Tuesday, May 13 Time: 10:00 AM CDT Dial-in Number (Toll Free): 877-407-9205 Dial-in Number (International): 201-689-8054 Replay Number (Toll Free): 1-877-660-6853 Replay Number (International): 1-201-612-7415 Conference ID #: 13581222 Teleconference Replay Available Until: 5/20/2014 at 10:59 PM CDT The audio replay will be posted to the Investor Relations section of the Jones Lang LaSalle Income Property Trust website at www.jllipt.com within 24 hours of the call. Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms. For more information please visit our website at www.jllipt.com.

### About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $48 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.